Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports First Quarter 2019 Results

First-Quarter Record Sales and Margin Expansion from Wood-Preservation Businesses

Q1 2019 Diluted EPS of $0.55 vs. Prior Year of $0.81

Adjusted Q1 2019 EPS of $0.62 vs. Prior Year of $1.18

2019 Guidance of $212-$225 Million Adjusted EBITDA and $3.16 to $3.61 Adjusted EPS

PITTSBURGH, May 3, 2019 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the first quarter of $11.5 million, or $0.55 per diluted share compared to net income of $17.8 million, or $0.81 per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $13.0 million and $0.62 per share for the first quarter of 2019 compared to $26.2 million and $1.18 per share in the prior year quarter, respectively.  Net income and earnings per share, reported and adjusted, were negatively affected by lower profitability related to the company’s business operations in China, with the prior year quarter benefiting from significantly higher pricing for pitch products.

Adjustments to pre-tax income totaled $3.8 million for the first quarter of 2019 and $11.1 million for the first quarter of 2018. For both periods, these items primarily reflected restructuring expenses, non-cash LIFO expense and non-cash adjustments related to mark-to-market commodity hedging.

Consolidated sales were $434.9 million for the first quarter of 2019, an increase of $28.8 million, or 7.1 percent, from sales of $406.1 million in the prior year quarter.  This represented a first-quarter record in sales, driven by the company’s wood-preservation businesses.  Excluding a negative impact from foreign currency of $10.7 million, sales were higher by $39.5 million or 9.7 percent.

The Railroad and Utility Products and Services (RUPS) business benefited from favorable pricing and volumes in the commercial crosstie markets, acquisitions, and improved production utilization driven by higher volumes in all categories of railroad related products and services in North America.  Despite being subjected to severe winter weather conditions in various parts of North America and a softening repair and remodeling market, Performance Chemicals (PC) results benefited from modestly higher sales from a combination of volumes and pricing, as well as cost efficiencies, partially offset by higher year-over-year raw material costs.  The Carbon Materials and Chemicals (CMC) segment reported lower sales, primarily due to lower pricing of soft pitch products in China, and decreased volumes from Europe and Australia, partially offset by higher volumes for pitch products in China and North America and favorable pricing in Australia.

Commenting on the quarter, President and CEO Leroy Ball said, ”I am particularly pleased with how we withstood the challenges of several headwinds during the quarter and still managed to post results in the range of our expectations.  Weather wreaked havoc on both our supply chain and end markets, yet we were able to find ways to mitigate those issues and remain on track for our 2019 guidance.  In the RUPS segment, a strong commercial crosstie market led to better pricing and made up for an ongoing lack of dry crossties to treat to meet Class I demand.  In PC, early softness in its industrial markets, a slower-than-expected start to the residential construction season, and higher average raw material costs were mitigated by certain pricing and market share gains, a further displacement of third-party raw material purchases with lower-cost intermediate raw material production, and operating and administrative cost savings.  As expected, our profit mix is shifting toward our wood preservative and treatment businesses which aligns with the long-term strategy for Koppers.”

First-Quarter Financial Performance

•

Sales for RUPS of $166.1 million increased by $57.7 million, or 53.2 percent, compared to sales of $108.4 million in the prior year quarter.  The sales increase was primarily due to the acquisition of the Utility and Industrial Products business in the second quarter of the prior year.  In addition, crosstie demand improved, which was reflected in higher volumes and favorable pricing in the commercial markets as well as increased year-over-year procurement levels of untreated ties for Class I customers.  Operating profit for the first quarter was $8.7 million, or 5.2 percent, compared with operating profit of $1.1 million, or 1.0 percent, in the prior year quarter.  Adjusted EBITDA for the first quarter was $14.3 million, or 8.6 percent, compared with $5.4 million, or 5.0 percent, in the prior year quarter.  Profitability increased considerably from prior year primarily due to improved demand in the legacy railroad business as well as the contribution from recent acquisitions.

•

Sales for PC of $99.0 million increased by $1.6 million, or 1.6 percent, compared to sales of $97.4 million in the prior year quarter. The sales increase reflects higher demand in North America and Australia along with higher average pricing in certain areas to address rising raw material costs.  Operating profit was $12.8 million, or 12.9 percent, for the first quarter, compared with $5.6 million, or 5.7 percent, in the prior year quarter.  Adjusted EBITDA was $15.5 million, or 15.7 percent, for the first quarter, compared with $13.8 million, or 14.2 percent, in the prior year quarter.  Compared to the prior year quarter, the current quarter benefited from slightly higher sales, improved cost efficiencies, and insurance proceeds received which, collectively, more than offset higher raw material prices.

•

Sales for CMC totaling $169.8 million decreased by $30.5 million, or 15.2 percent, compared to sales of $200.3 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $9.0 million, sales decreased by $21.5 million, or 10.8 percent, from the prior year quarter.  The decrease was due mainly to substantially lower sales prices for soft pitch products in China, partially offset by increased pitch volumes in China, North America and Europe. In Australia, sales were negatively impacted by lower volumes and foreign currency, partially offset by higher pricing.  Operating profit was $7.4 million, or 4.4 percent, in the first quarter, compared with $37.2 million, or 18.6 percent, in the prior year quarter.  Adjusted EBITDA was $16.7 million, or 9.8 percent, in the first quarter, compared with $47.0 million, or 23.5 percent, in the prior year quarter.  The current quarter results were more in line with normalized earnings for the segment compared with the prior year period, which benefited significantly from favorable market pricing for pitch products in China.

•

Operating profit was $28.4 million, or 6.5 percent, compared with $43.3 million, or 10.7 percent, in the prior year quarter.  Adjusted EBITDA was $46.0 million, or 10.6 percent, compared with $66.2 million, or 16.3 percent, in the prior year quarter, due primarily to lower profitability from the CMC segment in China, partially offset by higher profitability from the company’s wood-based businesses, RUPS and PC.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the first quarter was $11.5 million compared with net income of $17.8 million in the prior year quarter.  Adjusted net income was $13.0 million, compared with $26.2 million in the prior year quarter.

•

In the first quarter of 2019, items excluded from adjusted EBITDA consisted of $2.2 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $3.8 million of pre-tax charges.  Both of the adjustments consisted of restructuring expenses, non-cash LIFO expense, and non-cash adjustments related to mark-to-market commodity hedging.

•	Diluted EPS was $0.55, compared with $0.81 per share in the prior year quarter. Adjusted EPS for the quarter was $0.62, compared with $1.18 for the prior year period.

•

Capital expenditures for the three months ended March 31, 2019, were $11.0 million compared with $22.5 million for the prior year period.  The current year amount represents general spending to maintain the safety and efficiency of global operations.

•

At March 31, 2019, total debt was $1,012.7 million and, net of cash and cash equivalents, net debt was $974.6 million, compared with total debt of $990.4 million and, net of cash and cash equivalents, net debt of $949.8 million at December 31, 2018.  By comparison, the net debt was higher by $24.8 million, primarily due to typical first quarter working capital increases.  At March 31, 2019, the company’s net leverage ratio was 4.8.

Credit Facility Amendment

On May 1, 2019, Koppers entered into a Third Amendment and amended the Credit Facility to extend the agreement for an additional 12 months, for a term of five years in total.  Under the amended Credit Facility, certain financial statement covenants and related definitions and other covenants have been revised.  The company was in compliance with all debt covenants under the prior Credit Facility at March 31, 2019 and was projected to be in compliance throughout 2019.

2019 Outlook

Koppers is maintaining its top-line forecast for 2019, forecasting that sales will be approximately $1.8 billion to $1.9 billion, based upon a full year’s sales from the acquisitions made in 2018, and an overall stronger demand environment in the company’s wood-based technology related businesses.

Although headwinds associated with higher raw material costs will likely continue and earnings in China are likely to be lower in 2019, demand for the company’s wood-preservation products is expected to improve year over year.  This will be contingent on the ongoing cyclical recovery in the Railroad and Utility Products and Services business, new commercial opportunities in the Performance Chemicals business, an entire year of contribution from acquisitions, and projected savings of approximately $10 million to $15 million related to the completed naphthalene unit at the Stickney, Illinois, facility.

As previously announced, the company has identified certain measures to improve profitability by approximately $10 million in 2019, which is included in the total estimated savings of $25 million to $40 million to be realized over the next five years.  The benefits are expected to be generated through network optimization, commercial development, raw materials, and other cost savings.

On an adjusted basis, Koppers is increasing the lower end of the range of its EBITDA forecast to $212 million to $225 million for 2019, compared with approximately $222 million in the prior year.  The company is anticipating higher year-over-year interest expenses and depreciation and amortization costs in 2019.  Accordingly, the 2019 adjusted EPS is forecasted to be in the range of $3.16 to $3.61, compared with $3.50 in the prior year.  The projected effective tax rate in 2019 will be approximately 27 percent.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Based on a capital expenditure plan of $140 million over a two-year period that began in 2018, $30 million of capital investments are forecast to occur in 2019.  Capital spending was $11.0 million in the first quarter and at quarter end, was trending toward the expected $30 million run rate.

The pro-forma net debt to adjusted EBITDA ratio is projected to be in the range of 3.8x to 4.1x at December 31, 2019.  The company continues to focus on debt repayment and plans to reduce debt by a minimum of $80 million in 2019.

Commenting on the forecast, Mr. Ball said, ”With one quarter behind us, 2019 is generally playing out as we expected.  End-market demand has improved in our railroad-related businesses and we expect that demand will continue for at least the next eighteen to twenty-four months.  Our ability to get untreated ties to our plant and dried for treatment will ultimately drive the level of improvement.  PC demand has started out weaker than we had hoped, but we have had nice market share gains that will begin having an impact during the second quarter and, combined with cost reduction initiatives, should reach our expected level of profitability for this year.  CMC markets will be challenging all year, but if we can replicate the success we had under difficult circumstances in the first quarter, we will be fine.”

Mr. Ball continued, “Beyond 2019, we remain intently focused on delivering the $25 million to $40 million of annual estimated benefits while pushing profitable top-line growth through our proven vertically integrated wood preservation business model.  Furthermore, now that we have added a key sustainability element to serve customers through our ability to responsibly recycle much of our treated products when they reach the end of their lifecycle, we are even better positioned to be a supplier of choice.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 833-366-1128 in the United States/Canada, or 412-902-6774 for international, Conference ID number 10130987. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers190503.html. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10130987. The recording will be available for replay through June 3, 2019.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecasted amounts for these items cannot be reasonably estimated due to their nature, but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.  Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Net sales	$434.9	$406.1
Cost of sales	353.8	311.4
Depreciation and amortization	14.6	11.8
Impairment and restructuring charges	0.3	1.5
Selling, general and administrative expenses	37.8	38.1
Operating profit	28.4	43.3
Other income, net	0.6	0.2
Interest expense	16.7	10.5
Income before income taxes	12.3	33.0
Income tax (benefit) provision	(0.1)	9.2
Income from continuing operations	12.4	23.8
Loss from discontinued operations, net of tax benefit of $0.0	0.0	(0.1)
Net income	12.4	23.7
Net income attributable to noncontrolling interests	0.9	5.9
Net income attributable to Koppers	$11.5	$17.8
Earnings per common share attributable to Koppers common shareholders:
Basic -	$0.56	$0.86
Diluted -	$0.55	$0.81
Comprehensive income	$20.6	$16.2
Comprehensive income attributable to noncontrolling interests	1.1	6.1
Comprehensive income attributable to Koppers	$19.5	$10.1
Weighted average shares outstanding (in thousands):
Basic	20,575	20,894
Diluted	20,881	22,158

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$38.1	$40.6
Accounts receivable, net of allowance of $2.4 and $2.5	188.1	186.7
Income tax receivable	2.5	2.8
Inventories, net	285.5	284.7
Other current assets	29.1	25.5
Total current assets	543.3	540.3
Property, plant and equipment, net	417.3	417.9
Operating lease right-of-use assets	116.3	0.0
Goodwill	296.4	296.5
Intangible assets, net	183.0	188.0
Deferred tax assets	13.2	15.5
Other assets	23.9	21.7
Total assets	$1,593.4	$1,479.9
Liabilities
Accounts payable	$143.1	$177.2
Accrued liabilities	99.5	109.9
Current operating lease liabilities	22.2	0.0
Current maturities of long-term debt	11.6	11.6
Total current liabilities	276.4	298.7
Long-term debt	1,001.1	978.8
Accrued postretirement benefits	48.4	48.2
Deferred tax liabilities	6.8	6.8
Operating lease liabilities	94.9	0.0
Other long-term liabilities	75.8	80.4
Total liabilities	1,503.4	1,412.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,161,309 and 23,028,957 shares issued	0.2	0.2
Additional paid-in capital	209.0	206.0
Retained earnings	38.8	27.2
Accumulated other comprehensive loss	(79.2)	(87.2)
Treasury stock, at cost, 2,513,362 and 2,480,213 shares	(90.8)	(90.0)
Total Koppers shareholders’ equity	78.0	56.2
Noncontrolling interests	12.0	10.8
Total equity	90.0	67.0
Total liabilities and equity	$1,593.4	$1,479.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
Cash provided by (used in) operating activities:
Net income	$12.4	$23.7
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	14.6	11.8
Gain on disposal of assets and investment	0.0	0.1
Insurance proceeds	(1.4)	0.0
Deferred income taxes	0.4	(0.1)
Change in other liabilities	(3.2)	(1.4)
Non-cash interest expense	0.6	0.5
Stock-based compensation	2.9	2.9
Other - net	(3.8)	3.2
Changes in working capital:
Accounts receivable	1.7	(41.7)
Inventories	(0.5)	(10.7)
Accounts payable	(30.1)	2.4
Accrued liabilities	(4.5)	(20.2)
Other working capital	(3.5)	0.5
Net cash used in operating activities	(14.4)	(29.0)
Cash (used in) provided by investing activities:
Capital expenditures	(11.0)	(22.5)
Acquisitions, net of cash acquired	0.0	(62.9)
Insurance proceeds received	1.4	0.0
Net cash provided by divestitures and asset sales	0.3	0.3
Net cash used in investing activities	(9.3)	(85.1)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	34.0	116.9
Borrowings of long-term debt	0.0	0.3
Repayments of long-term debt	(12.6)	(4.1)
Issuances of Common Stock	0.3	1.3
Repurchases of Common Stock	(0.9)	(7.4)
Payment of debt issuance costs	0.0	(1.1)
Net cash provided by financing activities	20.8	105.9
Effect of exchange rate changes on cash	0.4	0.1
Net decrease in cash and cash equivalents	(2.5)	(8.1)
Cash and cash equivalents at beginning of period	40.6	60.3
Cash and cash equivalents at end of period	$38.1	$52.2
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$7.6	$0.0
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$14.3	$0.0

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2019	2018
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$166.1	$108.4
Performance Chemicals	99.0	97.4
Carbon Materials and Chemicals	169.8	200.3
Total	$434.9	$406.1
Operating profit (loss):
Railroad and Utility Products and Services	$8.7	$1.1
Performance Chemicals	12.8	5.6
Carbon Materials and Chemicals	7.4	37.2
Corporate Unallocated	(0.5)	(0.6)
Total	$28.4	$43.3
Operating profit margin:
Railroad and Utility Products and Services	5.2%	1.0%
Performance Chemicals	12.9%	5.7%
Carbon Materials and Chemicals	4.4%	18.6%
Total	6.5%	10.7%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.8	$3.0
Performance Chemicals	4.9	4.4
Carbon Materials and Chemicals	4.9	4.4
Total	$14.6	$11.8
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$14.3	$5.4
Performance Chemicals	15.5	13.8
Carbon Materials and Chemicals	16.7	47.0
Corporate Unallocated	(0.5)	0.0
Total	$46.0	$66.2
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	8.6%	5.0%
Performance Chemicals	15.7%	14.2%
Carbon Materials and Chemicals	9.8%	23.5%
Total	10.6%	16.3%

(1)	The tables below describe the adjustments to EBITDA for the quarters ended March 31, 2019 and 2018, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three months ended March 31,2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$8.7	$12.8	$7.4	$(0.5)	$28.4
Other income (loss)	(0.2)	0.9	(0.1)	0.0	0.6
Depreciation and amortization	4.8	4.9	4.9	0.0	14.6
Depreciation in impairment and restructuring charges	0.0	0.0	0.2	0.0	0.2
EBITDA with noncontrolling interest	$13.3	$18.6	$12.4	$(0.5)	$43.8
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.3	0.0	4.3
Non-cash LIFO expense	1.0	0.0	0.0	0.0	1.0
Mark-to-market commodity hedging	0.0	(3.1)	0.0	0.0	(3.1)
Adjusted EBITDA	$14.3	$15.5	$16.7	$(0.5)	$46.0
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	30.8%	33.3%	35.9%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three months ended March 31,2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$1.1	$5.6	$37.2	$(0.6)	$43.3
Other income (loss)	(0.3)	0.3	(0.4)	0.6	0.2
Depreciation and amortization	3.0	4.4	4.4	0.0	11.8
Depreciation in impairment and restructuring charges	0.0	0.0	1.4	0.0	1.4
EBITDA with noncontrolling interest	$3.8	$10.3	$42.6	$0.0	$56.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.1	0.0	4.1
RUPS treating plant closures	0.3	0.0	0.0	0.0	0.3
Non-cash LIFO expense	1.3	0.0	0.3	0.0	1.6
Mark-to-market commodity hedging	0.0	3.5	0.0	0.0	3.5
Adjusted EBITDA	$5.4	$13.8	$47.0	$0.0	$66.2
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	8.2%	20.8%	71.0%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2019	2018
Net income	$12.4	$23.7
Interest expense	16.7	10.5
Depreciation and amortization	14.6	11.8
Depreciation in impairment and restructuring charges	0.2	1.4
Income taxes	(0.1)	9.2
Loss from discontinued operations	0.0	0.1
EBITDA with noncontrolling interests	43.8	56.7
Unusual items impacting net income
Impairment, restructuring and plant closure costs	4.3	4.4
Non-cash LIFO expense	1.0	1.6
Mark-to-market commodity hedging	(3.1)	3.5
Total adjustments	2.2	9.5
Adjusted EBITDA	$46.0	$66.2

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2019	2018
Net income attributable to Koppers	$11.5	$17.8
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.9	6.0
Non-cash LIFO expense	1.0	1.6
Mark-to-market commodity hedging	(3.1)	3.5
Total adjustments	3.8	11.1
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(2.3)	(2.8)
Effect on adjusted net income	1.5	8.3
Adjusted net income including discontinued operations	13.0	26.1
Loss from discontinued operations	0.0	0.1
Adjusted net income attributable to Koppers	$13.0	$26.2

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2019	2018
Net income attributable to Koppers	$11.5	$17.8
Adjusted net income (from above)	$13.0	$26.2
Denominator for diluted earnings per share (in thousands)	20,881	22,158
Earnings per share:
Diluted earnings per share	$0.55	$0.81
Adjusted earnings per share	$0.62	$1.18

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

		Twelve months ended
	March 31, 2019	December 31, 2018
Total Debt	$1,012.7	$990.4
Less: Cash	38.1	40.6
Net Debt	$974.6	$949.8
Adjusted EBITDA	$201.5	$221.6
Net Leverage Ratio	4.8	4.3

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

		Twelve months ended
	March 31, 2019	December 31, 2018
Net income	$18.0	$29.2
Interest expense including refinancing	62.2	56.3
Depreciation and amortization	56.4	54.8
Income tax provision	16.8	26.0
Income from discontinued operations	(0.5)	(0.4)
EBITDA	152.9	165.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	23.5	23.5
Non-cash LIFO expense	12.0	12.6
Mark-to-market commodity hedging	0.3	6.9
UIP inventory purchase accounting adjustment	6.0	6.0
Acquisition closing costs	3.1	3.1
Contract buyout	1.6	1.6
Sale of land	1.1	1.1
Sale of specialty chemicals business	1.0	0.9
Adjusted EBITDA with noncontrolling interests	$201.5	$221.6
Proforma adjusted EBITDA from acquisitions	0.0	4.1
Proforma adjusted EBITDA with noncontrolling interests	$201.5	$225.7